EXHIBIT 99.1

C&F Financial Corporation

Announces Net Income for 2014

West Point, Va., January 29, 2015—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank (or the Bank), today reported net income of $12.3 million for the year ended December 31, 2014, or $3.59 per common share assuming dilution, compared with $14.4 million, or $4.18 per common share assuming dilution, for the year ended December 31, 2013. The corporation reported net income of $2.4 million for the fourth quarter of 2014, or $0.71 per common share assuming dilution, compared with $2.9 million, or $0.81 per common share assuming dilution, for the fourth quarter of 2013.

For the year ended December 31, 2014, the corporation’s return on average common equity (ROE) and return on average assets (ROA) were 10.34 percent and 0.93 percent, respectively, compared to a 13.39 percent ROE and a 1.35 percent ROA for the year ended December 31, 2013. For the fourth quarter of 2014, the corporation’s ROE and ROA, on an annualized basis, were 7.84 percent and 0.73 percent, respectively, compared to 10.24 percent and 0.87 percent, respectively, for the fourth quarter of 2013. The decline in ROE and ROA for the year ended December 31, 2014 and fourth quarter of 2014, compared to the same periods in 2013, resulted from lower net income during 2014. The decline in ROE during 2014 was also affected by internal capital growth of 9.2 percent since December 31, 2013 resulting primarily from earnings and an increase in unrealized appreciation of the corporation’s investment securities portfolio, which is a component of other comprehensive income. The decline in ROA for 2014, as compared to 2013, was also affected by average asset growth of 24.0 percent resulting from the corporation’s acquisition of Central Virginia Bankshares, Inc. and its wholly-owned subsidiary Central Virginia Bank (or CVB) on October 1, 2013.

“We are pleased to report net income of $12.3 million for the year ended December 31, 2014 and $2.4 million for the fourth quarter of 2014,” said Larry Dillon, Chairman and Chief Executive Officer of C&F Financial Corporation. “While earnings declined during 2014, the corporation benefited once again from our diversified business structure. Earnings at our retail banking segment improved as a result of the decline in nonperforming assets and net charge-offs during 2014 and the net accretion of fair value acquisition accounting adjustments resulting from the CVB acquisition. This earnings improvement partially offset the effects of lower earnings at our mortgage banking and consumer finance segments, which continue to be negatively affected by industry-wide factors as discussed below. In 2015, we expect that the retail banking segment will continue to realize cost savings and revenue generation opportunities from the merger and integration of CVB into C&F Bank, which occurred in March of 2014. The continuing challenge at the retail banking segment will be the deployment of excess cash into earning assets as we expect the competition for loans to remain fierce and the low interest rate environment to make yields on investment securities less attractive.”

“Despite the difficult environment we are facing for earnings at all of the corporation’s subsidiaries, we are very optimistic about the future,” said Tom Cherry, President and Chief Financial Officer of C&F Financial Corporation. “Our asset quality at the retail banking segment is as good as it has been since the economic downturn of 2008. Resources that have been dedicated to improving asset quality are now being redirected to earning asset growth. Following our repurchase of the warrants associated with the Troubled Asset Repurchase Program in May 2014, we have completely exited this program. Finally, with our strong capital and cash position, we believe that we are well-positioned for organic growth and other strategic opportunities that may present themselves.”

Retail Banking Segment. C&F Bank reported net income of $5.6 million for the year ended December 31, 2014, compared to net income of $3.3 million for the year ended December 31, 2013. For the fourth quarter of 2014, the Bank reported net income of $1.5 million, compared to net income of $1.3 million for the fourth quarter of 2013. Net income of the retail banking segment throughout 2014 and during the fourth quarter of 2013 includes the results of operations acquired in connection with the corporation’s purchase of CVB on October 1, 2013.

The results for both the full year and fourth quarter of 2014 for the retail banking segment were significantly affected by the fair value accounting adjustments resulting from the acquisition of CVB. These adjustments resulted from marking assets and liabilities acquired from CVB to fair market values as of the acquisition date. Accordingly, yields on loans and investments acquired from CVB increased and the cost of certificates of deposit decreased, the benefits of which were partially offset by the amortization of the core deposit intangible and higher depreciation associated with the write-up of certain buildings recognized in the acquisition of CVB. The net accretion attributable to these adjustments was $1.9 million and $523,000, net of taxes ($3.0 million and $804,000 before taxes, respectively), during the year and quarter ended December 31, 2014, respectively, compared to $549,000, net of taxes ($844,000 before taxes) during both the year and quarter ended December 31, 2013.

The improvement in net income of the retail banking segment for the year and quarter ended December 31, 2014 also resulted from (1) the effects of the continued low interest rate environment on the cost of deposits throughout 2014, (2) stability in loan credit quality resulting in a $1.0 million decrease in the loan loss provision for 2014, compared to 2013, and (3) a significant decline in other real estate owned (OREO) during the year ended December 31, 2014 resulting in lower related holding costs and loss provisions. Partially offsetting these positive factors were the effects of the following: (1) higher personnel costs associated with increased staff levels and support positions associated with the addition of seven branches through the acquisition of CVB and the addition of commercial loan personnel focused on growing the segment’s commercial and small business loan portfolios, (2) one-time costs and ongoing operating expenses associated with the effects of combining CVB’s operations into the Bank’s, and (3) depreciation of equipment purchased to upgrade CVB’s systems and equipment to conform to the Bank’s technology infrastructure.

The Bank’s total nonperforming assets were $5.5 million at December 31, 2014, compared to $7.2 million at December 31, 2013. Nonperforming assets at December 31, 2014 included $4.7 million in total nonaccrual loans, compared to $4.4 million at December 31, 2013, and $786,000 in OREO, compared to $2.8 million at December 31, 2013. The increase in nonaccrual loans since December 31, 2013 was generally attributable to smaller balance residential real estate and commercial loans. The decline in OREO during the year ended December 31, 2014 resulted from sales of properties that had a total carrying value of $3.0 million at December 31, 2013, partially offset by foreclosures in 2014.

Mortgage Banking Segment. C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $411,000 for the year ended December 31, 2014, compared to net income of $2.0 million for the year ended December 31, 2013. For the fourth quarter of 2014, C&F Mortgage Corporation reported net income of $115,000, compared to net income of $117,000 for the fourth quarter of 2013.

The entire mortgage industry, including the corporation’s mortgage banking segment, is experiencing significantly reduced refinancing and purchase activity, which has translated into weaker mortgage loan volume and correspondingly lower income from gains on sales of loans and ancillary mortgage lending fees. Loan originations at the corporation’s mortgage banking segment declined 33.6 percent and 11.4 percent during the year and quarter ended December 31, 2014, respectively, compared to the same periods in 2013, which management believes is in line with or lower than industry declines. Partially offsetting the negative effects of the production decline was a decline in production-based compensation. If market conditions influencing the mortgage banking environment do not improve, C&F Mortgage Corporation may experience a continuation of lower loan demand, as compared to historical periods, which could negatively affect the earnings of the mortgage banking segment.

Consumer Finance Segment. C&F Finance Company, which comprises the consumer finance segment, reported net income of $6.9 million for the year ended December 31, 2014, compared to net income of $10.5 million for the year ended December 31, 2013. For the fourth quarter of 2014, C&F Finance Company reported net income of $876,000, compared to net income of $1.7 million for the fourth quarter of 2013.

Average loans for the year ended December 31, 2014 were essentially level with average loans for the year ended December 31, 2013. Average loans during the fourth quarter of 2014 increased $4.4 million compared to average loans for the fourth quarter of 2013. The lack of portfolio growth year over year and the small increase in the fourth quarter of 2014, along with declines of 74 basis points and 69 basis points in the average yield on the portfolio for the year and quarter ended December 31, 2014, respectively, have resulted in a $2.1 million and $343,000 decline in net interest income during the year and quarter ended December 31, 2014, respectively. Increased competition and loan pricing strategies that competitors have used to grow market share have had a significant adverse effect on the growth and average yield of the consumer finance segment’s loan portfolio.

The results of the consumer finance segment also included a $2.3 million and $500,000 increase in the provision for loan losses during the year and fourth quarter ended December 31, 2014, respectively, compared to the same periods in 2013. The net charge-off ratio has remained higher for 2014, compared to 2013, as a result of the continued difficult economic environment for non-prime consumers, reduced sales prices of repossessed vehicles and easing of underwriting standards and pricing by our competitors leading to higher default rates. The allowance for loan losses to total loans increased to 8.50 percent at December 31, 2014 compared to 8.32 percent at December 31, 2013 due to the lack of significant portfolio growth since December 31, 2013 and an increase in the average charge-off rates, which increased the segment’s provision for loan losses. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the consumer finance loan portfolio. If factors influencing the consumer finance segment result in a higher net charge-off ratio, C&F Finance Company may need to continue to increase the level of its allowance for loan losses, which could negatively affect future earnings of the consumer finance segment.

Other Segments. Other segments, which includes the corporation’s holding company operations, reported an aggregate net loss of $587,000 for the year ended December 31, 2014, compared to a net loss of $1.4 million for the year ended December 31, 2013. For the fourth quarter of 2014, other segments reported an aggregate net loss of $67,000, compared to a net loss of $299,000 for the fourth quarter of 2013. Other segments recognized $1.0 million and $173,000 in transactions costs, net of taxes, during the year and quarter ended December 31, 2013, respectively, associated with the corporation’s acquisition of Central Virginia Bankshares, Inc.

Capital and Dividends. The corporation declared dividends during the year ended December 31, 2014 totaling $1.19 per share. The corporation declared a quarterly cash dividend of 30 cents per share during the fourth quarter of 2014, which was paid on January 1, 2015. These dividends equate to payout ratios of 32.8 percent and 42.3 percent of net income for the year and quarter ended December 31, 2014, respectively. The Board of Directors of the corporation continues to review the dividend payout ratio in light of changes in economic conditions, capital levels and expected future levels of earnings, and the changes to the regulatory capital framework that will apply to the corporation beginning in 2015.

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $35.31 per share on January 28, 2015. At December 31, 2014, the book value of the corporation was $36.09 per common share.

C&F Bank operates 25 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage loan origination services through 16 offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, New Hampshire and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE, and the adjusted annualized net charge-off ratio for the retail banking segment.

Management believes that FTE measures provide users of the corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

Management believes that the presentation of the adjusted annualized net charge-off ratio for the retail banking segment that excludes the effect of a significant nonrecurring charge-off recognized in a single accounting period permits a comparison of asset quality related to the segment’s ongoing business operations, and it is on this basis that management internally assesses the segment’s performance and establishes goals for the future.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the corporation to evaluate and measure the corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, asset quality and future actions to manage asset quality, adequacy of allowances for loan losses, capital levels, operating initiatives related to the merger and continued integration of CVB into C&F Bank, the effect of future market and industry trends and effects of future interest rate levels and fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, including the effect of these policies on interest rates and business in our markets, (6) the ability to achieve the operations and results expected after the CVB acquisition, including anticipated cost savings, continued relationships with major customers and deposit retention, (7) the value of securities held in the corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the corporation’s counterparties, (15) competition from both banks and non-banks, (16) demand for financial services in the corporation’s market area, (17) technology, (18) reliance on third parties for key services, (19) the commercial and residential real estate markets, (20) demand in the secondary residential mortgage loan markets, (21) the corporation’s expansion and technology initiatives, and (22) accounting principles, policies and guidelines and elections by the corporation thereunder, such as the election of fair value accounting for loans held for sale. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	12/31/14	12/31/13
	(unaudited)
Interest-bearing deposits with other banks	$156,867	$41,750
Federal funds sold	-	91,723
Investment securities - available for sale, at fair value	221,897	218,110
Loans held for sale, at fair value	28,279	35,879
Loans, net:
Retail Banking segment	538,223	528,480
Mortgage Banking segment	2,735	2,421
Consumer Finance segment	259,240	254,631
Restricted stocks, at cost	3,442	4,336
Total assets	1,333,323	1,312,297
Deposits	1,026,101	1,008,292
Repurchase agreements	19,436	16,780
Borrowings	147,591	153,055
Shareholders' equity	123,373	112,941

	For The		For The
	Quarter Ended		Twelve Months Ended
Results of Operations	12/31/14	12/31/13	12/31/14	12/31/13
	(unaudited)		(unaudited)
Interest income	$21,651	$22,205	$86,495	$80,212
Interest expense	2,048	2,324	8,525	8,623
Provision for loan losses:
Retail Banking segment	-	30	-	1,030
Mortgage Banking segment	15	15	60	90
Consumer Finance segment	5,400	4,900	16,270	13,965
Other operating income:
Gains on sales of loans	1,083	442	5,108	7,510
Other	3,551	4,078	14,227	14,710
Other operating expenses:
Salaries and employee benefits	9,039	8,007	36,074	31,167
Other	6,665	7,504	27,825	26,445
Income tax expense	701	1,093	4,730	6,710
Net income	2,417	2,852	12,346	14,402
Earnings per common share - assuming dilution	0.71	0.81	3.59	4.18
Earnings per common share - basic	0.71	0.85	3.63	4.36

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	19,851	20,364	79,246	74,457
Interest income on securities-FTE	2,283	2,367	9,186	7,988
Total interest income-FTE	22,224	22,807	88,810	82,610
Net interest income-FTE	20,176	20,483	80,285	73,987

*

Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	For The		For The
	Quarter Ended		Twelve Months Ended
Segment Information	12/31/14	12/31/13	12/31/14	12/31/13
	(unaudited)		(unaudited)
Net income - Retail Banking	$1,493	$1,321	$5,580	$3,307
Net income - Mortgage Banking	115	117	411	1,951
Net income - Consumer Finance	876	1,713	6,942	10,542
Net loss - Other and Eliminations	(67)	(299)	(587)	(1,398)
Mortgage loan originations - Mortgage Banking	114,957	129,698	478,641	721,340
Mortgage loans sold - Mortgage Banking	122,588	149,730	486,241	758,188

	For The		For The
	Quarter Ended		Twelve Months Ended
Average Balances	12/31/14	12/31/13	12/31/14	12/31/13
	(unaudited)		(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$147,652	$119,191	$157,205	$68,093
Investment securities - available for sale, at amortized cost	213,617	211,927	210,669	160,891
Loans held for sale	27,976	39,183	29,040	48,253
Loans:
Retail Banking segment	543,827	537,645	539,839	427,243
Mortgage Banking segment	2,841	2,930	2,808	2,832
Consumer Finance segment	287,847	283,486	283,261	283,423
Restricted stocks, at cost	3,551	4,578	3,838	3,841
Total earning assets	1,227,311	1,198,940	1,226,660	994,576
Total assets	1,326,165	1,315,060	1,324,116	1,067,784

Time, checking and savings deposits	842,846	845,902	846,454	644,051
Borrowings	168,437	171,541	170,101	167,003
Total interest-bearing liabilities	1,011,283	1,017,443	1,016,555	811,054
Demand deposits	169,460	159,204	166,928	123,859
Shareholders' equity	123,374	111,434	119,373	107,523

Asset Quality	12/13/14	12/31/13
	(unaudited)
Retail Banking
Loans, excluding purchased loans	$447,614	$402,755
Purchased performing loans[1]	80,146	104,471
Purchased credit impaired loans[1]	21,424	32,520
Total loans	$549,184	$539,746

Nonaccrual loans[2]	$4,114	$3,740
Purchased performing-nonaccrual loans[3]	603	651
Total nonaccrual loans	4,717	4,391
Other real estate owned (OREO)[4]	786	2,768
Total nonperforming assets[5]	$5,503	$7,159

Accruing loans past due for 90 days or more	$14	$75

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$5,549	$5,217
Purchased performing TDRs[6]	278	403

Total TDRs	$5,827	$5,620

Allowance for loan losses (ALL)	$10,961	$11,266
Nonperforming assets to loans and OREO	1.00%	1.34%
ALL to total loans, excluding purchased credit impaired loans	2.08%	2.22%
ALL to total nonaccrual loans	232.37%	256.57%
Net charge-offs to average loans[7]	0.06%	0.73%

Mortgage Banking
Nonaccrual loans	$187	$-
Total Loans	$3,288	$2,914
ALL	$553	$493
Nonperforming loans to total loans	5.69%	0%
ALL to loans	16.82%	16.92%
ALL to nonaccrual loans	295.72%	N/A

Consumer Finance
Nonaccrual loans	$1,040	$1,187
Accruing loans past due for 90 days or more	$-	$-
Total loans	$283,333	$277,724
ALL	$24,093	$23,093
Nonaccrual loans to total loans	0.37%	0.43%
ALL to total loans	8.50%	8.32%
Net charge-offs to average total loans	5.40%	4.59%

1

The loans acquired from CVB are tracked in two separate categories "purchased performing" and "purchased credit impaired." The fair market value adjustments for the purchased performing loans are $1.1 million at 12/31/14 and $1.3 million at 12/31/13 for interest and $3.8 million at 12/31/14 and $5.2 million at 12/31/13 for credit. The fair market value adjustments for the purchased credit impaired loans are $5.1 million at 12/31/14 and $5.0 million at 12/31/13 for interest and $10.0 million at 12/31/14 and $11.5 million at 12/31/13 for credit.

2	Nonaccrual loans include nonaccrual TDRs of $2.0 million at 12/31/14 and $2.6 million at 12/31/13.

3	Purchased performing-nonaccrual loans are presented net of fair market value interest and credit marks totalling $249,000 at 12/31/14 and $488,000 at 12/31/13.

4	OREO is recorded at its estimated fair market value less cost to sell.

5

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

6	Purchased performing TDRs are accruing and are presented net of fair market value interest and credit marks totaling $9,200 at 12/31/14 and $11,000 at 12/31/13.

7

C&F Bank's net charge-off ratio of 0.73% for the twelve months ended 12/31/13 included a $2.1 million charge-off for one commercial relationship. This ratio is 0.25% excluding the $2.1 million charge-off. For more information about this non-GAAP financial measure, refer to "Use of Certain Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	As Of and For The		As Of and For The
	Quarter Ended		Twelve Months Ended
Other Data and Ratios	12/31/14	12/31/13	12/31/14	12/31/13
	(unaudited)		(unaudited)
Annualized return on average assets	0.73%	0.87%	0.93%	1.35%
Annualized return on average common equity	7.84%	10.24%	10.34%	13.39%
Annualized net interest margin	6.53%	6.83%	6.55%	7.44%
Dividends declared per common share	$0.30	$0.29	$1.19	$1.16
Weighted average common shares outstanding - assuming dilution	3,405,695	3,506,637	3,436,278	3,443,982
Weighted average common shares outstanding - basic	3,405,201	3,359,090	3,404,112	3,305,132
Market value per common share at period end	$39.74	$45.67	$39.74	$45.67
Book value per common share at period end	$36.09	$33.33	$36.09	$33.33
Price to book value ratio at period end	1.10	1.37	1.10	1.37
Price to earnings ratio at period end (ttm)	11.07	10.93	11.07	10.93

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	12/31/2014			12/31/2013
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$19,841	$10	$19,851	$20,353	$11	$20,364
Interest income on securities	1,720	563	2,283	1,776	591	2,367
Total interest income	21,651	573	22,224	22,205	602	22,807
Net Interest income	19,603	573	20,176	19,881	602	20,483

	For The Twelve Months Ended
	12/31/2014			12/31/2013
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$79,207	$39	$79,246	$74,415	$42	$74,457
Interest income on securities	6,910	2,276	9,186	5,632	2,356	7,988
Total interest income	86,495	2,315	88,810	80,212	2,398	82,610
Net Interest income	77,970	2,315	80,285	71,589	2,398	73,987

		For The Twelve Months Ended
		12/31/2014			12/31/2013
		(unaudited)			(unaudited)
		Reported	Commercial Loan Charge-off	Adjusted	Reported	Commercial Loan Charge-off**	Adjusted
Average Retail Banking segment loans	(A)	$539,839	$-	$539,839	$427,243	$-	$427,243

Net charge-offs	(B)	$305	$-	$305	$3,135	$(2,056)	$1,079

Net charge-offs to average loans	(B)/(A)	0.06%		0.06%	0.73%		0.25%

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures."

**	This charge-off occurred in connection with the sale of notes relating to one commercial relationship.